DayStar Technologies Announces Termination of Letter of Intent with EPOD Solar, Inc. and Board of Directors and Management Changes

Santa Clara, CA--(10/20/09) - DayStar Technologies, Inc. (NASDAQ:DSTI - News) ("DayStar"), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, announced today that its board of directors agreed to accept a notice to terminate a previously announced letter of intent regarding a proposed transaction with EPOD Solar, Inc. (Canada). DayStar's board of directors took these actions in the best interests of all DayStar shareholders.

DayStar will continue to proactively pursue other financing options and strategic relationships which it believes are in the best interests of all DayStar shareholders. The Company will provide additional updates on such initiatives as and when appropriate. In addition, DayStar will continue to pursue the $125 million Loan Guarantee Application with the United States Department of Energy, which was filed on September 14, 2009 under Title XVII of the Energy Policy Act of 2005.

DayStar's board of directors appointed Mr. Peter Alan Lacey to Chairman of the Board. "We welcome the appointment of Peter Lacey to Chairman of the Board of DayStar," said Dr. Robert G. Aldrich, former Chairman of the Board. "Peter brings a wealth of experience to DayStar and will assist the company greatly." As announced on September 21, 2009, DayStar entered into a Purchase Agreement and Security Agreement with Mr. Lacey to provide a bridge loan of $2,000,000. Mr. Lacey is also President & CEO of Cervus LP. Cervus LP acquires and manages agricultural and construction equipment dealerships in Western Canada. Former Chairman of the Board, Dr. Robert G. Aldrich, will retire from the DayStar board effective today. "DayStar sincerely thanks Dr. Aldrich for his many contributions during his six year tenure as a director of the company" said Mr. Lacey.

DayStar's board of directors accepted the resignation of Michael Matvieshen as CEO of DayStar. Daystar's board of directors has appointed William S. Steckel, its current Chief Financial Officer, to the additional positions of President and CEO. "Bill Steckel is well qualified to lead DayStar and I look forward to working with him as we move the company forward," said Mr. Lacey.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding DayStar's business that are not historical facts may be considered "forward-looking statements." The forward-looking statements in this news release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the inability of the company to obtain the Department of Energy Loan Guarantee, or statements regarding the company's build-out of manufacturing lines and product commercialization. Forward-looking statements are based on management's current preliminary expectations and are subject to risks and uncertainties, which may cause DayStar's results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties are detailed in DayStar's annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. DayStar undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

DayStar Technologies, Inc.

William S. Steckel	Patrick J. Forkin III
CEO,President & CFO	Sr. Vice President -
408/582.7100	Corporate Development & Strategy
investor@daystartech.com	408/907.4633
investor@daystartech.com